Exhibit 99.1

For additional information contact:
Audra Bailey
Carrier Access
303.218.5525
abailey@carrieraccess.com

Carrier Access Announces Preliminary First Quarter 2005 Results

BOULDER, Colo.—April 11, 2005— Carrier Access Corporation (NASDAQ: CACS — News), a leading provider of broadband communications technologies, today announced preliminary results for its first fiscal quarter ended March 31, 2005. The Company expects revenues for the first quarter to be between $12.3 million and $12.5 million.

Carrier Access president, CEO, and chairman Roger Koenig stated, “Although we did not provide specific first quarter 2005 guidance, our revenue was under our expectations for the quarter. Our revenue in the first quarter was negatively impacted by lower than anticipated sales in our converged access business and by lower than expected orders and constrained budgets within our major wireless customers.”

Koenig further added, “During the first quarter we shipped our FLEXengine technology into a major wireless customer and recorded revenue for our newly released Adit 3104 IP Business Gateway. We also increased our deferred revenue by over $2.0 million dollars during the quarter. We continue to believe that we are well positioned in our Converged Access and Wireless Access markets and that we will benefit in these areas as we continue new product releases anticipated by customers and see wireless service provider budgets released for project plans in 2005.”

First quarter results are preliminary, and thus are subject to the Company’s management and independent auditors completing their customary quarterly closing and review procedures. Carrier Access is scheduled to release its final first quarter results, and to update preliminary targets for the year 2005, on April 26, 2005 at 4:30 EDT. Investors may listen to a live audio webcast of the conference call at www.carrieraccess.com.

An online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.carrieraccess.com.

About Carrier Access Corporation
Carrier Access (NASDAQ: CACS — News) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution
This press release contains forward-looking statements about our anticipated 2005 first quarter operating results and our long-term prospects for growth in our business, including growth in our Converged Access and Wireless Access markets. These statements are subject to risks and uncertainties, including potential discrepancies between management’s initial estimates and the final operating results for the first quarter of fiscal 2005. We caution that our growth prospects and our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, consolidation among our customer base, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.